Exhibit 99.3

PROFORMA FINANCIAL DATA

Chase Corporation and C.I.M. industries Inc. Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements give effect to the acquisition of C.I.M. industries Inc. (“C.I.M.”) by Chase Corporation (“Chase”) in a transaction to be accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141(R), Business Combinations (Revised) (“SFAS 141(R)”), with Chase Corporation treated as the acquirer and surviving legal entity in the transaction. The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of Chase Corporation and C.I.M. as of August 31, 2009, and has been prepared to reflect the acquisition of C.I.M. by Chase Corporation as of that date. The unaudited pro forma condensed combined statement of operations is based on the individual historical consolidated statements of operations of Chase Corporation and C.I.M. and combine the results of operations of Chase Corporation and C.I.M. for the year ended August 31, 2009, giving effect to the acquisition as if it occurred on September 1, 2008 for the pro forma statement of operations, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, Chase Corporation allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information. The allocation is dependent upon certain valuation and other studies that are not yet final. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed. Upon completion of the analysis, final valuations will be performed. There can be no assurances that these final valuations will not result in material changes to the purchase price allocation. Furthermore, the parties may have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining the companies. The pro forma financial information does not reflect these potential expenses and efficiencies. The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•                 Chase Corporation’s audited consolidated financial statements including the related notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Chase Corporation’s Annual Report on Form 10-K for the year ended August 31, 2009 and

•                 C.I.M.’s audited financial statements, including the related notes thereto, for the year ended August 31, 2009.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of August 31, 2009

In thousands, except share and per share amounts

	Chase	C.I.M.	Pro Forma Adjustments	Note Reference	Pro Forma Combined
ASSETS
Current Assets:
Cash & cash equivalents	$11,643	$4,820	(3,621)	A	$7,541
			(5,301)	B
Accounts receivable	14,536	810			15,346
Inventories	13,941	710	357	C	15,008
Prepaid expenses and other current assets	607	106			713
Deferred income taxes	471	4	(464)	D	11
Total current assets	41,198	6,450	(9,029)		38,619

Property, plant and equipment, net	23,219	3,439	788	E	27,446

Other Assets
Goodwill	14,606	—	7,449	F	22,055
Intangible assets, net	4,497	—	8,110	G	12,607
Cash surrender value of life insurance	5,684	—			5,684
Other assets	598	—			598
Deferred income taxes	1,264	—	(1,264)	H	—
	$91,066	$9,889	$6,054		$107,009
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,319	$250			$6,569
Accrued payroll and other compensation	2,863	103			2,966
Accrued expenses	2,555	397			2,952
Accrued income taxes	1,346	329			1,675
Current portion of Notes payable	—	—	1,000	I	1,000
Current portion of long-term debt	—	—	2,000	J	2,000
Total current liabilities	13,083	1,079	3,000		17,162

Notes Payable, less current portion	—	—	2,000	I	2,000
Long-term debt, less current portion	—		8,000	J	8,000
Deferred compensation	1,525	—			1,525
Accumulated pension obligation	5,690	—			5,690
Other liabilities	555	—			555
Deferred income taxes	—	75	(1,264)	H	1,854
			3,053	K

Stockholders’ Equity
Common stock,	871	4	(4)	L	871
Additional paid-in capital	7,489	206	(206)	L	7,489
Accumulated other comprehensive loss	(3,563)	—			(3,563)
Retained earnings	65,416	8,525	(8,525)	L	65,416
Total stockholders’ equity	70,213	8,735	(8,735)		70,213
Total liabilities and stockholders’ equity	$91,066	$9,889	$6,054		$107,009

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended August 31, 2009

In thousands, except share and per share amounts

	Chase	C.I.M.	Pro Forma Adjustments	Note Reference	Pro Forma Combined

Revenues	$107,606	$9,790			$117,396

Costs and Expenses
Cost of products and services sold	75,742	4,063	188	M	79,993
Selling, general and administrative expenses	21,985	3,034	649	M	25,467
			(201)	N
Loss on impairment of assets	499	—			499

Operating income	9,380	2,693	(636)		11,437

Other income and expense	441	43	(21)	O	193
			(270)	P
Income before income taxes	9,821	2,736	(927)		11,630

Income taxes	3,436	927	(352)	Q	4,011

Net income	$6,385	$1,809	$(575)		$7,619

Net income per common and common equivalent shares
Basic	$0.76				$0.91
Diluted	$0.73				$0.87

Weighted average shares outstanding
Basic	8,408,614				8,408,614
Diluted	8,754,436				8,754,436

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

In thousands, except share and per share amounts

Note 1 — Basis of presentation

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Chase Corporation. (‘Chase”) and C.I.M. Industries Inc (“C.I.M.”) after giving effect to the cash paid by Chase to consummate the acquisition of C.I.M., as well as certain pro forma adjustments.

The unaudited pro forma condensed combined balance sheet as of August 31, 2009 is based on the historical balance sheets of Chase and C.I.M. as of that date, and gives effect to the acquisition transaction as if it had occurred on August 31, 2009. The unaudited pro forma condensed combined balance sheet combines the historical balances of Chase and C.I.M. as of August 31, 2009, plus pro forma adjustments. The pro forma adjustments give effect to events that are directly attributable to the acquisition and factually supportable regardless of whether they have continuing impact or are nonrecurring.

The unaudited pro forma condensed combined statement of operations for the year ended August 31, 2009 is based on the historical condensed combined statements of operations of Chase and C.I.M. and give effect to the acquisition transaction as if it had occurred on September 1, 2008, the first day of fiscal 2009. The unaudited pro forma condensed consolidated statement of operations combine the historical results of Chase and C.I.M. for the year ended August 31, 2009, including pro forma adjustments.

The unaudited pro forma condensed combined financial statements assume that the acquisition is accounted for using the acquisition method of accounting for business combinations in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 141(R) and represent a pro forma presentation based upon available information of the combining companies’ financial position and results of operations during the period presented. As of the date of this document, we had not completed the final, detailed valuation studies necessary to arrive at the required estimates of the fair value of the assets acquired and liabilities assumed of C.I.M. and the related allocations of the purchase price. The preliminary allocation of the purchase price of the acquisition used in these unaudited pro forma condensed consolidated financial statements is based upon our estimates at the date of preparation of these pro forma financial statements, and is subject to change as we finalize our valuation studies.

The unaudited pro forma condensed combined financial statements and the accompanying notes should be read in conjunction with the historical financial statements and accompanying notes of C.I.M. (contained elsewhere in this Form 8-K/A) and Chase’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on November 16, 2009 and recent current reports on Form 8-K. The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the acquisition been consummated as of the date indicated or of the results that may be obtained in the future.

Note 2 — Purchase Price and Preliminary Purchase Price Allocation

The gross purchase price consists of cash in the amount of $16,500 (before taking into consideration any cash received) and the delivery of non-negotiable promissory notes (the “Notes”) in the aggregate amount of $3,000 payable to the shareholders of C.I.M. as described  in note 3 below.

The estimated consideration transferred has been allocated to the acquired tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values as of August 31, 2009:

Cash	$1,199
Inventories	1,067
Other Current Assets	920
Property, plant and equipment	4,227
Goodwill	7,449
Intangible assets	8,110
Assumed Liabilities	(1,150)
Deferred income taxes	(3,517)
Purchase price net of cash received	$18,301

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

In thousands, except share and per share amounts

The allocation of purchase price is preliminary and the final determination will be based on (i) the fair values of assets acquired, including the fair values of identifiable intangibles, and (ii) the fair values of liabilities assumed. The excess of consideration transferred over the fair value of assets and liabilities acquired is allocated to goodwill. The allocation of purchase price will remain preliminary until Chase Corporation completes a final valuation of significant identifiable intangible assets acquired and determines the fair values of other assets and liabilities acquired. The final determination of the allocation of purchase price is expected to be completed as soon as practicable. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements as both the allocation, and asset and liabilities acquired as of September 4, 2009, may differ from August 31, 2009, the date of the presented pro forma condensed combined balance sheet.

Intangible Assets

The amount preliminarily allocated to intangible assets has been attributed to the following categories:

		Estimated useful life (in years)
Proprietary Technology	$1,880	10
Trade Name and Customer Relationships	6,230	5-10
	8,110
Goodwill	7,449	indefinite
	$15,559

The intangible assets subject to amortization are being amortized on a straight line basis.

Note 3 — Financing

The purchase price consists of cash in the amount of $16,500 (subject to closing adjustments) and the delivery of non-negotiable promissory notes (the “Notes”) in the aggregate amount of $3,000.  The principal of the Notes will be paid in three consecutive annual installments of $1,000 each, with the initial payment due on September 4, 2010. Interest on the unpaid principal balance of the Notes will accrue at a rate per annum equal to the applicable Federal rate, and will be paid annually with each principal payment. At August 31, 2009, the applicable interest rate was 0.71% per annum.

The Company funded this acquisition partly through its available cash on hand and funded the balance through a loan in the amount of $10,000 from Bank of America and the $3,000 Notes to C.I.M. shareholders described above. The loan from Bank of America (the “Loan”) is an unsecured, three year term note with interest and principal payments due monthly. Interest is calculated at the applicable LIBOR rate plus a margin of 1.75% per annum, with interest payments due on the last day of each month. In addition to monthly interest payments, Chase Corporation will repay the principal in equal installments of $167 each, beginning on September 30, 2009, and on the last day of each month thereafter, ending on August 31, 2012 (the “Repayment Period”). In any event, on the last day of the Repayment Period, Chase will repay the remaining principal balance plus any interest then due.

The interest rate used in calculating pro forma interest expense for both the Notes and the Loan is the respective applicable rate in effect as of September 4, 2009, the date of the transaction.  The effect on net income of a +/- 1/8% variance in interest rates would be immaterial.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

In thousands, except share and per share amounts

Note 4 — Pro forma Adjustments

(A)                             To eliminate cash retained by former owners of C.I.M.

(B)                               Consideration paid from Chase cash on hand to former owners of C.I.M.

(C)                               To record the estimated fair value adjustment to the carrying value of C.I.M. inventory balance. The related cost of products and services sold has not been included as an adjustment in the pro forma statement of operations because its impact is not expected to extend beyond the next twelve months.

(D)                              To record current portion of deferred tax liabilities created in connection with fair value adjustments.

(E)                                To reflect estimated fair value adjustments for property, plant and equipment based on preliminary valuation using best available information.  No adjustment has been made to the pro forma statement of operations, as the estimated impact on depreciation is immaterial.

(F)                                To record the excess of purchase price over the fair value of assets acquired and liabilities assumed as goodwill.

(G)                               To record identifiable intangible assets as described in note 2.

(H)                              To reclassify the non current portion of Chase deferred tax asset to be shown net of non current deferred tax liabilities.

(I)                                   To record current and non current principle on the Notes payable to the former shareholders of C.I.M.

(J)                                  To record the current and long term principle on the Loan.

(K)                              To record deferred tax liabilities in connection with fair value adjustments.  Liabilities have been calculated at the statutory tax rate of 38%.

(L)                                To eliminate C.I.M.’s historical shareholders’ equity account balances.

(M)                           To record amortization of identified intangible assets over their estimated useful lives as described in note 2.

(N)                              To eliminate incremental costs (incurred by C.I.M.) directly related to this acquisition as they are non recurring.

(O)                              To record interest expense on the Notes as described in note 3.

(P)                                To record interest expense on the Loan as described in note 3.

(Q)                              To record the tax impact of the pro forma adjustments at the statutory tax rate of 38%.